UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

As described below, the Agreement and Plan of Merger by and among HAC Holdings, Inc. (“Newco”), HAC Acquisition Corporation and the Company dated as of April 12, 2009 (the “Merger Agreement”) was amended on July 9, 2009. Capitalized terms used but not defined in this filing shall have the meanings ascribed to them in the Definitive Proxy Statement filed with the Securities and Exchange Commission by Entrust, Inc. (the “Company”) on May 12, 2009 (the “Proxy Statement”) relating to a special meeting of the Company stockholders to vote on the merger contemplated by the Merger Agreement.

Amendment to the Merger Agreement

On July 9, 2009, the Company’s board of directors approved the execution, delivery and performance of an amendment to the Merger Agreement (the “Amendment”), pursuant to which Thoma Bravo would acquire through Newco all of the outstanding shares of the Company for $2.00 per share in cash, and the consummation of the Merger, with eight directors voting to approve the Amendment and one director (Douglas Schloss) abstaining.

The principal changes to the Merger Agreement implemented by the Amendment include the following:

•

An increase in the merger consideration from $1.85 per share to $2.00 per share, such that, at the effective time of the Merger, each issued and outstanding share of the Company’s Common Stock, other than shares owned by the Company, Newco or Merger Sub, will be canceled and extinguished and automatically converted into the right to receive $2.00 in cash, without interest.

•

An increase in the amount of the Company Termination Fee that the Company would be required to pay to Thoma Bravo under certain circumstances from $4,577,200 to $4,948,725 (note that the increased amount represents the same percentage of the overall deal value as in the original Merger Agreement).

•

The deletion of all provisions relating to the “go-shop” process, including a deletion of the lower termination fee payable by the Company in the event of transactions with an “Excluded Party” identified pursuant to the terms of the original Merger Agreement.

•

The deletion of the requirement that a Competing Acquisition Transaction needs to have been announced prior to the termination of the Merger Agreement in order to trigger payment of the Company Termination Fee in the event that within one year following termination of the Merger Agreement the Company enters into an agreement to consummate an alternate transaction.

•

An increase in the payment from $1,000,000 to $2,000,000 that the Company would be required to pay to Thoma Bravo in the event the Company does not obtain the required stockholder approval of the transaction at the special meeting of stockholders (recently postponed from July 10, 2009 until July 28, 2009).

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached to this filing as Annex A.

Background

In the weeks preceding the execution of the Amendment, Mr. Jones, a member of the Strategic Planning Committee of the Company’s board of directors, had several telephonic conversations with representatives of Thoma Bravo regarding a possible amendment to the Merger Agreement. On July 8, 2009, the Company received a proposal from Thoma Bravo to amend the Merger Agreement on the terms described above under the heading “Amendment to the Merger Agreement.” The Strategic Planning Committee discussed the proposal with representatives of Wilson Sonsini Goodrich & Rosati and Barclays Capital. Later that day, the Company’s board of directors convened a meeting to consider the proposal. The members of the Strategic Planning Committee summarized the terms of the proposal and the related discussions between Mr. Jones and Thoma Bravo. Mr. Jones noted that representatives of Thoma Bravo indicated that the $2.00 was Thoma Bravo’s best and final offer, and that if the Company did not approve the Amendment and the Merger Agreement was not approved at the recently postponed stockholder meeting scheduled for July 28, 2009, Thoma Bravo would terminate the Merger Agreement. Management provided an update on the Company’s performance relative to plan, reviewed the Company’s cash position and confirmed that the operating plan had not changed in any material respect. The meeting participants discussed the transaction economics after giving effect to the increased price contemplated by the proposed amendment, relevant market data since execution of the Merger Agreement and other related matters, and the board of directors asked questions of Barclays Capital and Wilson Sonsini Goodrich & Rosati. The board of directors also discussed the mechanics and timing for executing and announcing the proposed amendment. After discussion, the board of directors directed the Strategic Planning Committee and Wilson Sonsini Goodrich & Rosati to move forward in discussions with Thoma Bravo to confirm the mechanics and timing for executing and announcing the proposed amendment.

On July 9, 2009, representatives of the Strategic Planning Committee and Wilson Sonsini Goodrich & Rosati engaged in discussions with Thoma Bravo and Kirkland & Ellis as instructed by the board of directors. Also, the board of directors convened a meeting to receive an update on the status of those discussions. Mr. Jones reported that the parties were still reviewing the mechanics and timing of executing and announcing the proposed amendment, and the board of directors instructed the Strategic Planning Committee and Wilson Sonsini Goodrich & Rosati to continue these discussions. Later that day the board of directors convened a second meeting to further consider the proposed amendment and receive an update on the continuing discussions. Mr. Jones reported that the parties had reached agreement surrounding the timing and mechanics of executing and announcing the proposed amendment. The meeting participants again reviewed the transaction economics after giving effect to the increased price contemplated by the proposed amendment, relevant market data since the initial execution of the Merger Agreement and other related matters discussed at the July 8, 2009 meeting, including the input of Barclays Capital. After discussion, the board of directors approved the execution, performance and delivery of the Amendment, with eight directors voting to approve the Amendment and one director (Douglas Schloss) abstaining. The parties then issued a press release announcing execution of the Amendment and postponement of the special meeting of the Company stockholders scheduled to vote on the Merger.

Postponement of Special Meeting of Stockholders

In light of the increased per share price and other terms set forth in the Amendment, the board of directors determined that the Company stockholders should be afforded additional time to evaluate the information disclosed above prior to voting at the special meeting of stockholders previously scheduled for July 10, 2009. Accordingly, as announced on July 10, 2009, the board of directors postponed the special meeting to July 28, 2009. The record date for stockholders entitled to vote at the special meeting will remain May 11, 2009. Votes of stockholders who have previously voted will be applied toward the special meeting on July 28th. This means that if you previously voted “for” the Merger contemplated by the Merger Agreement, that vote will constitute a vote “for “ the Merger contemplated by the Merger Agreement as amended by the Amendment.

Reaffirmation of Board Recommendation

The board of directors has determined that the Merger contemplated by the amended Merger Agreement is fair to and in the best interests of the Company and its stockholders, and recommends that all Entrust stockholders vote “FOR” the approval of the Merger contemplated by the Merger Agreement at the special meeting of Company stockholders now scheduled to be held on July 28, 2009 at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

*** IMPORTANT UPDATE *** IMPORTANT UPDATE ***

ENTRUST ENTERS INTO AMENDED MERGER AGREEMENT

WITH THOMA BRAVO

STOCKHOLDERS NOW TO RECEIVE $2.00 PER SHARE IN CASH –

AN 8% INCREASE OVER ORIGINAL PURCHASE PRICE

VOTE “FOR” THE MERGER AGREEMENT WITH THOMA BRAVO

ON THE ENCLOSED PROXY CARD TODAY

July 13, 2009

Dear Entrust Stockholder:

I am pleased to inform you that on July 10, 2009, Entrust entered into an amendment to its merger agreement with an affiliate of Thoma Bravo, LLC. Under the terms of the amended merger agreement, an affiliate of Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for $2.00 per share in cash. This is an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009.

The increased purchase price represents:

•

a premium of over 32% over Entrust’s average closing price of $1.51 per share during the 30 trading days ending April 9, 2009, the last trading day prior to the announcement of the original merger agreement, and

•	a premium of approximately 36% over Entrust’s average closing price of $1.47 per share during the 90 trading days ending April 9, 2009.

Entrust’s Board approved the amended merger agreement with Thoma Bravo, with eight directors voting to approve the merger and one director (Douglas Schloss) abstaining, and believes the amended merger agreement is fair to and in the best interests of Entrust and its stockholders. Your Board urges stockholders to vote FOR the amended merger agreement on the enclosed proxy card today.

The Special Meeting of Stockholders of Entrust to vote on the amended merger agreement has been rescheduled for July 28, 2009 at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240. The record date to vote at the Special Meeting is unchanged and stockholders of record as of May 11, 2009 are entitled to vote at the Special Meeting. Since approval of the transaction requires the affirmative vote of 66.67% of the votes cast at the meeting, your vote is important and we urge you to vote FOR the transaction today.

It is important to note that two leading independent proxy advisory firms, Glass Lewis & Co. and Proxy Governance, separately recommend that stockholders vote to approve the merger agreement – even before the purchase price was increased to $2.00 per share in cash.

$2.00 PER SHARE IS THOMA BRAVO’S BEST AND FINAL OFFER

Thoma Bravo has notified Entrust’s Board that the $2.00 per share cash purchase price under the amended merger agreement is its best and final offer.

Thoma Bravo has also indicated that if Entrust stockholders do not approve the amended merger agreement at the July 28th Special Meeting, then the merger agreement will be terminated. If Entrust stockholders do not vote to approve the merger agreement with Thoma Bravo and the agreement is terminated, then Entrust is obligated to pay Thoma Bravo a fee of $2 million.

We are confident that the transaction with Thoma Bravo, as amended, achieves the highest attainable value for our stockholders, providing increased all-cash premium value.

YOUR VOTE IS EXTREMELY IMPORTANT

Your vote is extremely important regardless of the number of shares you own. Whether or not you plan to attend the Special Meeting, we urge you to vote FOR the transaction by signing, dating and returning the enclosed proxy card at your earliest convenience. Internet and telephone voting options are also available and easy to follow instructions may be found in your proxy. Failure to vote or abstaining from voting has the same effect as a vote against the transaction agreement.

Even if you have already voted, you can still change your vote FOR the transaction. Signing a proxy card today cancels any card you previously signed. Only the latest dated proxy counts.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

On behalf of Entrust’s Board of Directors, we thank you for your participation and support for this transaction.

Sincerely,

Michael McGrath

Chairman of the Board of Directors of Entrust

REMEMBER:

You may vote your shares by telephone or over the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE at (877) 825-8772.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. The forward-looking statements contained in this document include statements about the consequences if Entrust’s stockholders do not approve the merger agreement at the July 28th special meeting and the benefits to Entrust’s stockholders of the proposed transaction. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if Entrust does not receive required stockholder approval or fails to satisfy other conditions to closing, the transaction will not be consummated. In any forward- looking statement in which Entrust expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks associated with uncertainty as to whether the transaction will be completed, costs and potential litigation associated with the transaction, the failure to obtain Entrust’s stockholder approval, the failure of either party to meet the closing conditions set forth in the merger agreement, the extent and timing of regulatory approvals and the risk factors discussed from time to time by the company in reports filed with the Securities and Exchange Commission. We urge you to carefully consider the risks which are described in Entrust’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Entrust’s other SEC filings. Entrust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

News Release

FOR IMMEDIATE RELEASE

Entrust Announces Amended Merger Agreement with Thoma Bravo

DALLAS — July 10, 2009 — Entrust [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced it has entered into an amendment to its merger agreement with an affiliate of Thoma Bravo, LLC (“Thoma Bravo”). Under the terms of the amended merger agreement, an affiliate of Thoma Bravo will acquire all of the outstanding shares of Entrust common stock for $2.00 per share in cash, in a transaction valued at approximately $124 million. This is an increase of over 8% over the $1.85 per share cash purchase price contemplated by the parties’ original merger agreement previously announced on April 13, 2009. Entrust’s Board of Directors unanimously approved the amended merger agreement, with one director abstaining.

The increased purchase price represents a premium of over 32% over Entrust’s average closing price of $1.51 per share during the 30 trading days ending April 9, 2009, the last trading day prior to the announcement of the original merger agreement, and a premium of approximately 36% over Entrust’s average closing price of $1.47 per share during the 90 trading days ending April 9, 2009.

“Our amended merger agreement with Thoma Bravo provides increased all-cash premium value to our stockholders and reflects Thoma Bravo’s strong commitment to the transaction,” said Michael McGrath, Chairman of the Board of Entrust. “We are proud of the value we have delivered to our stockholders through this amended merger agreement. The transaction with Thoma Bravo validates Entrust’s strategy and is a testament to our global leadership position in each of our three security solutions platform areas. This transaction is compelling for our company, our customers, and our employees and we look forward to benefiting from Thoma Bravo’s expertise as we continue to increase our focus on key platforms — Risk Based Authentication and Fraud Detection, PKI and Certificate Services — to address evolving security requirements. We are excited to work closely with Thoma Bravo to ensure a smooth transition and complete the transaction as expeditiously as possible.”

“Throughout this process, our Board has been steadfastly committed to maximizing stockholder value,” continued Mr. McGrath. “A Special Committee of the Board, together with an independent financial advisor, undertook a comprehensive ‘go-shop’ process to actively solicit other interest in acquiring the company, which did not result in a more compelling transaction for the company’s stockholders. We are confident that the transaction with Thoma Bravo, as amended, achieves the highest attainable value for our stockholders.”

Thoma Bravo has notified Entrust’s Board that the $2.00 per share cash purchase price under the revised agreement is its best and final offer. Thoma Bravo has also indicated that if Entrust stockholders do not approve the amended merger agreement at the Company’s upcoming Special Meeting of Stockholders, then the merger agreement will be terminated.

In conjunction with the increased cash purchase price, the termination fee payable by Entrust to Thoma Bravo has been increased to $2 million if Entrust stockholders do not approve the amended merger agreement at the upcoming Special Meeting.

The transaction remains subject to customary closing conditions. As in the original merger agreement, there is no financing condition to the obligations of Thoma Bravo to consummate the transaction, and the equity and debt commitments previously obtained for the merger consideration remain in place.

The Special Meeting of Stockholders of Entrust to vote on the amended merger agreement with Thoma Bravo has been rescheduled to July 28, 2009. The record date for stockholders entitled to vote at the Special Meeting remains May 11, 2009. The Special Meeting will be held at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

Entrust’s Board affirms its view that that Merger contemplated by the amended merger agreement is fair to and in the best interests of Entrust and its stockholders and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the approval of the amended merger agreement at the Special Meeting.

Barclays Capital is acting as financial advisor to Entrust and Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Entrust’s legal advisor. Kirkland & Ellis LLP is acting as Thoma Bravo’s legal advisor.

About Entrust

Entrust provides trusted solutions that secure digital identities and information for enterprises and governments in 2,000 organizations spanning 60 countries. Offering trusted security for less, Entrust solutions represent the right balance between affordability, expertise and service. These include SSL, strong authentication, fraud detection, digital certificates and PKI. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 39 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement and any other relevant documents filed with the SEC because they will contain important information about Entrust and the proposed transaction.

The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s shareholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s shareholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations Entrust, at entrust.com\investor.

# # #

ENTRUST CONTACTS:

David E. Rockvam

Chief Marketing Officer & Investor Relations

972-728-0424

david.rockvam@entrust.com

Matt Sherman / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

msherman@joelefrank.com / etrissel@joelefrank.com

THOMA BRAVO CONTACTS:

Amber Roberts, LANE PR

(917) 639-4114

amber@lanepr.com

Annex A

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment No. 1”), dated as of July 9, 2009, is made by and among HAC Holdings, Inc., a Delaware corporation (“Newco”), HAC Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Entrust, Inc., a Maryland corporation (the “Company”), to amend the Agreement and Plan of Merger, dated as of April 12, 2009, by and among Newco, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Newco, Merger Sub and the Company are parties to the Merger Agreement;

WHEREAS, the parties each desire to amend and restate certain provisions of the Merger Agreement as set forth herein;

WHEREAS, Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company,

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

1. Amendment of Section 1.1(s). Section 1.1(s) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(s) “Company Termination Fee” shall mean an amount in cash equal to $4,948,725.

2. Amendment of Section 1.1(bb). Section 1.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(bb) [Reserved].

3. Amendment of Section 2.7(a)(ii). Section 2.7(a)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(ii) each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Owned Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $2.00 (the “Per Share Price”), without interest thereon, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of in Section 2.10); and

3. Amendment to Section 3.3(b). Section 3.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(b) The Company has received the opinion of Barclays Capital that, as of April 12, 2009 and subject to the assumptions and qualifications set forth therein, the Per Share Price contemplated by the Merger Agreement, dated as of April 12, 2009, was fair from a financial point of view to the Company Stockholders, a copy of which opinion has been delivered to Newco solely for informational purposes.

4. Amendment of Section 5.3. Section 5.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) [Reserved].

(b) Subject to the terms of Section 5.3(c), from and after July 9, 2009 the Company shall cease and cause to be terminated any discussions or negotiations with any Person that would otherwise be prohibited by this Section 5.3(b). Subject to the terms of Section 5.3(c), during the period commencing on July 9, 2009 and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their reasonable best efforts to cause their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement). If the Company obtains Knowledge of a material violation of any “standstill” or confidentiality agreement that the

Company has entered into in connection with such Person’s (other than Newco and Merger Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such “standstill” or confidentiality agreement.

(c) Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of July 9, 2009 and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to:

(i) [Reserved].

(ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal after the date of this Agreement that was not initiated or solicited in breach of Section 5.3(b), provided that solely in the case of this clause (ii), the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(d) The Company will promptly notify Newco after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within 24 hours) inform Newco of any change in the price, structure or form of consideration or terms and conditions of such Acquisition Proposal. Promptly (and in any event, within 24 hours) upon determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall notify Newco that the Company Board has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Company agrees, during the three (3) Business Day period following Newco’s receipt of a notice of a Superior Proposal, to negotiate in good faith with Newco to give Newco the opportunity to match or better such Superior Proposal.

(e) Other than with respect to the Commitment Letters, neither Newco or Merger Sub, or any of their respective Affiliates, shall enter into any Contracts with any Person, or make or enter into any formal or informal arrangements or understanding (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any actual or potential Acquisition Proposal involving the Company.

5. Amendment of Section 8.3(b)(i). Section 8.3(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(i) In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(d) and (B) within one year following the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and, whether or not during such one-year period, such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Newco the Company Termination Fee (less any cash amounts previously paid pursuant to Section 8.3(b)(iv)), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, concurrently with the consummation of such Competing Acquisition Transaction.

6. Amendment of Section 8.3(b)(iv). Section 8.3(b)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(iv) In the event that this Agreement is validly terminated by either Newco or the Company pursuant to Section 8.1(d), the Company shall pay to Newco an amount in cash equal to Two Million Dollars ($2,000,000), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two (2) Business Days following the occurrence of such termination.

7. Effectiveness. Except as expressly provided herein, the Merger Agreement shall be and remain in full force and effect. The parties hereto hereby acknowledge and agree that all references in the Merger Agreement to the “Agreement” shall be deemed to be references to the Merger Agreement as amended by this Amendment No. 1.

8. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment No.1 may be delivered by facsimile transmission of the relevant signature pages hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Newco, Merger Sub and the Company have caused this Amendment No. 1 to be executed by their respective duly authorized officers to be effective as of the date first above written.

HAC HOLDINGS, INC.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Secretary

HAC ACQUISITION CORPORATION

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Secretary

ENTRUST, INC.

By:	/s/ F. William Conner
Name:	F. William Conner
Title:	President & CEO

[AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]